Exhibit 10.25

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of September, 2003, by and between Aerocare Holdings, Inc., a Delaware Company (the “Company”), and Joseph P. Russell (the “Executive”).

RECITALS

WHEREAS, the Executive desires to serve as the Vice President of Finance and Chief Financial Officer of the Company and the Company desires the Executive to serve in such capacities; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) desires to employ the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement in consideration of the benefits which the Executive will receive under the terms hereof.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	EMPLOYMENT OF EXECUTIVE.

1.1.        Duties and Status. The Company hereby engages and employs the Executive as Vice President of Finance and Chief Financial Officer for the Employment Period, as defined in Section 3.1 hereof, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Employment Period, the Executive shall faithfully exercise such authority and perform such duties on behalf of the Company as are normally associated with his title and position as Vice President of Finance and Chief Financial Officer, as well as such other duties or positions as the Board of Directors shall determine. The Executive shall also serve without additional compensation in such other offices of the Company or its subsidiaries to which the Executive may be elected or appointed by the Board of Directors.

1.2.        Time and Effort. During the Employment Period, the Executive shall devote substantially all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, the Executive may participate fully in social, charitable and civic activities and such other personal affairs of the Executive as do not interfere with the performance of his duties hereunder.

1.3         No Prior Agreements. The Executive hereby represents and warrants to the Company that the execution of this Agreement by the Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other Person. Further, the Executive agrees to indemnify and hold harmless the Company and its officers, directors and representatives for any claim, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, of any third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any noncompetition agreement, invention, secrecy or other agreement between the Executive and such third party that was in existence as of the effective date of this Agreement.

2.	COMPENSATION AND BENEFITS.

2.1.        Annual Base Salary. For all of the service rendered by the Executive to the Company, the Company shall pay the Executive an annual base salary of $125,000 (less all applicable deductions) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company. The Executive’s performance shall be reviewed at least annually.

2.2.        Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Employment Period in the performance of the Executive’s duties under this Agreement in accordance with the Company’s employee business expense reimbursement policies in effect from time to time.

2.3.        Bonuses, Etc. The Executive shall be entitled to participate in such bonus, profit-sharing, stock option, incentive, and performance award plans and programs, if any, as may from time to time be determined by the Board of Directors in its discretion (the “Bonus”). It is the intent of the Company and the Company’s Board of Directors to create a reasonable bonus plan for the Executive whereby the Executive would have an opportunity under such plan to earn a cash bonus of up to $30,000 per year.

2.4.        Benefits. The Executive shall be entitled to receive such employee benefits, including, without limitation, any and all pension, disability, group life, sickness, and accident and health insurance plans and programs, as the Company may provide from time to time to its salaried employees generally, and such other benefits as the Board of Directors may from time to time establish for the Company’s executive officers, subject in all cases to any applicable eligibility requirements and any conditions or limitations of such plans or programs. The Company shall provide the Executive with long term disability insurance providing for payments equal to 60% of the Executive’s Annual Base Salary and through an insurance company acceptable to both the Company and the Executive.

2.5.        Vacation. The Executive shall be entitled to paid vacation of four (4) weeks per calendar year, together with leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time.

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2.6         Options to Purchase Shares of Aerocare Stock. The Company shall issue options to the Executive, pursuant to one or more of the existing forms of option agreements used by the Company as determined by the Company’s Board of Directors, for the purchase of up to 500,000 shares of the Company at an option price of $1.00 per share, with the option to purchase 100,000 shares vesting after one full year of employment hereunder, the option to purchase an additional 100,000 shares vesting after two full years of employment hereunder, the option to purchase an additional 100,000 shares vesting after three full years of employment hereunder, the option to purchase an additional 100,000 shares vesting after four full years of employment hereunder and the option to purchase an additional 100,000 shares vesting after five full years of employment hereunder.

3.	TERM AND TERMINATION.

3.1.        Employment Period. Subject to Section 3.2 hereof, the Executive’s employment (the “Employment Period”) shall commence on the date of this Agreement and shall terminate on the earlier of: (a) the close of business on September 22, 2005 (the “Term”); provided however, that such period and any Renewal shall automatically renew for a subsequent 12-month period (the “Renewal”) unless either party provides written notice of termination to the other party at least 60 days in advance of the date of such termination; or (b) termination of this Agreement pursuant to Section 3.2 hereof. Termination by the Executive upon delivery of a notice of termination to the Company as contemplated in subparagraph (a) above shall be referred to herein as an “Executive Non-Renewal Election.” Termination by the Company upon delivery of a notice of termination to the Executive as contemplated in subparagraph (a) above shall be referred to herein as a “Company Non-Renewal Election.”

3.2.        Termination of Employment. Each party shall have the right to terminate the Executive’s employment hereunder before the Term expires to the extent, and only to the extent, permitted by this Section 3.2.

(a)          By the Company for Cause. The Company shall have the right to terminate the Executive’s employment at any time upon delivery of written notice of termination for Cause (as defined below) to the Executive (which notice shall specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Board of Directors, if the Board of Directors determines that the Executive: (i) has materially breached any provision of this Agreement or any other material agreement entered into between the Company and the Executive after a demand for substantial performance was delivered to the Executive by the Board of Directors (where such demand specifically identified the manner in which the Board of Directors believed that the Executive had breached such agreement), and such breach was not cured after a period of 30 days (or such longer period acceptable by the Board of Directors) after such demand, (ii) has engaged in willful misconduct or committed gross negligence which is injurious to the Company, (iii) has engaged in conduct involving dishonesty for personal gain, fraud or unlawful activity which is injurious to the Company, (iv) has been convicted of or entered a plea of nolo contendere to a felony or any crime involving moral turpitude, or (v) has engaged in any willful, reckless or grossly negligent act which may, in the reasonable opinion of the Board of Directors, after due investigation, impugn the good name and reputation of the Company and which is injurious to the Company (collectively, “Cause”). In the event that the Executive’s employment is terminated for Cause, the Executive shall be entitled to receive only the payments referred to in Section 3.3(e) hereof.

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(b)          By the Company Upon Total Disability. The Company shall have the right to terminate the Executive’s employment on five days’ prior written notice to the Executive if the Board of Directors determines that the Executive is unable to perform his duties by reason of Total Disability, but any termination of employment pursuant to this subsection (b) shall obligate the Company to make the payments referred to in Section 3.3(b) hereof. As used herein, “Total Disability” shall mean the inability of the Executive due to physical or mental illness or injury to perform his duties hereunder for any period of 180 consecutive days and the return of the Executive to his duties for periods of 20 business days or less shall not interrupt such 180-day period.

(c)          By the Company Other Than for Cause or Upon Death or Total Disability. The Company shall have the right to terminate the Executive’s employment, other than for Cause or upon the Executive’s death or Total Disability, on 30 days’ prior written notice to the Executive in the Board of Directors’ sole discretion, but any termination of employment pursuant to this subsection (c) shall obligate the Company to make the payments referred to in Section 3.3(c) hereof.

(d)          By the Executive. The Executive shall have the right to terminate his employment hereunder (i) for Good Reason (as defined below) or (ii) otherwise after 30 days’ prior written notice to the Company. In the event that the Executive elects to terminate his employment pursuant to subsection (d)(ii), the Executive shall be entitled to receive only the payments referred to in Section 3.3(d) hereof. In the event the Executive elects to terminate his employment pursuant to subsection (d)(i), the Executive shall be entitled to receive the payments referred to in Section 3.3(c) hereof. “Good Reason” shall mean (A) any material breach by the Company of this Agreement or any option agreement or other material agreement entered into with, or provided to, the Executive, if such breach shall not have been cured by the Company within 30 days after the Executive’s delivery of written notice to the Company of such breach, (B) a material reduction in the Executive’s title, duties, responsibilities or status, or (C) the assignment to the Executive of different or additional material duties that are significantly inconsistent with the Executive’s position.

(e)          Executive Non-Renewal Election. Upon termination by an Executive Non-Renewal Election as contemplated under Section 3.1(a) hereof, the Executive’s employment hereunder shall terminate upon the expiration of the Term or then-current Renewal thereof, as applicable, and the Executive shall be entitled to receive the payments referred to in Section 3.3(g) hereof.

(f)          Company Non-Renewal Election. Upon termination by a Company Non-Renewal Election as contemplated under Section 3.1(a) hereof, the Executive’s employment hereunder shall terminate upon the expiration of the Term or then-current Renewal thereof, as applicable, and the Executive shall be entitled to receive the payments referred to in Section 3.3(f) hereof.

(g)          Death of the Executive. The Executive’s employment hereunder shall terminate upon the death of the Executive. In such an event, the Executive’s estate shall be entitled to receive the payments referred to in Section 3.3(a) hereof.

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3.3.        Compensation and Benefits Following Termination. Except as specifically provided in this Section 3.3, any and all obligations of the Company to make payments to the Executive under this Agreement shall cease as of the date the Employment Period expires under Section 3.1 or as of the date the Executive’s employment is terminated under Section 3.2, as the case may be. The Executive shall be entitled to receive only the following compensation and benefits following the termination of his employment hereunder:

(a)          Upon Death. In the event that the Employment Period terminates pursuant to Section 3.2(g) on account of the death of the Executive, (i) the Company shall pay to the Executive’s surviving spouse or, if none, his estate, a lump-sum amount equal to the sum of the Executive’s earned and unpaid salary through the date of his death, any Bonus definitively granted to the Executive by the Company but not yet paid to the Executive, any unreimbursed business and entertainment expenses in accordance with the Company’s policies, and any unreimbursed employee benefit expenses that are reimbursable in accordance with the Company’s employee benefit plans through the date of termination (collectively, the “Standard Termination Payments”), (ii) the Company shall pay to the Executive’s surviving spouse or, if none, his estate, a lump sum amount equal to six (6) months of the Annual Base Salary (provided, however, that the Company shall not be obligated to pay such lump sum amount if the Executive was not continuously employed by the Company for a period of at least six (6) full months), and (iii) death benefits, if any, under the Company’s employee benefit plans shall be paid to the Executive’s beneficiaries as properly designated in writing by the Executive.

(b)          Upon Termination for Total Disability. In the event that the Company elects to terminate the employment of the Executive pursuant to Section 3.2(b) because of his Total Disability, (i) the Company shall pay to the Executive a lump-sum amount equal to the Standard Termination Payments, (ii) the Company shall continue to pay the Annual Base Salary in accordance with Section 2.1 for a period of six (6) months following the Executive’s termination date (provided, however, that the Company shall not be obligated to pay an additional six (6) months of Annual Base Salary if the Executive was not continuously employed by the Company for a period of at least six (6) full months), and (iii) the Executive shall be entitled to such disability and other employee benefits as may be provided under the terms of the Company’s employee benefit plans.

(c)          Upon Termination Other Than for Cause or Upon Death or Total Disability. In the event that the Company elects to terminate the employment of the Executive pursuant to Section 3.2(c) or the Executive elects to terminate his employment under Section 3.2(d)(i), (i) the Company shall pay to the Executive within 30 days of such termination, by wire transfer of immediately available funds, a lump-sum amount equal to the Standard Termination Payments and (ii) the Company shall continue to pay the Annual Base Salary in accordance with Section 2.1 for a period of six (6) months following the Executive’s termination date (provided, however, that the Company shall not be obligated to pay an additional six (6) months of Annual Base Salary if the Executive was not continuously employed by the Company for a period of at least six (6) full months). The Company shall also be obligated to provide continued coverage, at the Company’s expense, under the Company’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to the Executive for a period of six (6) months following the Executive’s termination date (provided, however, that the Company shall not be obligated to provide such additional six (6) months of coverage if the Executive was not continuously employed by the Company for a period of at least six (6) full months). From the date of such notice of termination other than for Cause or upon death or Total Disability through the last date of the Executive’s employment hereunder, the Executive shall continue to perform the normal duties of his employment hereunder (unless waived by the Company), and shall be entitled to receive, when due, all compensation and benefits applicable to the Executive hereunder.

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(d)          By the Executive. In the event the Executive elects to terminate his employment pursuant to Section 3.2(d)(ii), (i) the Company shall pay to the Executive a lump-sum amount equal to the Standard Termination Payments and (ii) the Executive shall be entitled to such disability and other employee benefits as may be provided under the terms of the Company’s employee benefit plans for the time period provided for in such plans.

(e)          For Cause. In the event that the Company terminates the employment of the Executive pursuant to Section 3.2(a) for Cause, the Executive shall be entitled to receive an amount equal to the Standard Termination Payments.

(f)          By the Expiration of this Agreement upon Company Non-Renewal Election. In the event that the Company elects to provide notice of termination of this Agreement pursuant to Section 3.1(a), (i) the Company shall pay to the Executive within 30 days of expiration of this Agreement, by wire transfer of immediately available funds, a lump-sum amount equal to the Standard Termination Payments and (ii) the Company shall continue to pay the Annual Base Salary in accordance with Section 2.1 for a period of six (6) months following the Executive’s termination date (provided, however, that the Company shall not be obligated to pay an additional six (6) months of Annual Base Salary if the Executive was not continuously employed by the Company for a period of at least six (6) full months). The Company shall also be obligated to provide continued coverage, at the Company’s expense, under the Company’s medical, dental, life insurance and total disability benefit plans or arrangements with respect to the Executive for the Restricted Period (provided, however, that the Company shall not be obligated to provide such additional six (6) months of coverage if the Executive was not continuously employed by the Company for a period of at least six (6) full months). From the date of such notice of termination pursuant to Section 3.1(a) through the last date of the Executive’s employment hereunder, the Executive shall continue to perform the normal duties of his employment hereunder (unless waived by the Company), and shall be entitled to receive, when due, all compensation and benefits applicable to the Executive hereunder.

(g)          By the Expiration of this Agreement upon Executive Non-Renewal Election. In the event that the Executive elects to provide notice of termination of this Agreement pursuant to Section 3.1(a), (i) the Company shall pay to the Executive within 30 days of expiration of this Agreement, by wire transfer of immediately available funds, a lump-sum amount equal to the Standard Termination Payments and (ii) the Executive shall be entitled to such disability and other employee benefits as may be provided under the terms of the Company’s employee benefit plans for the time period provided for in such plans. From the date of such notice of termination pursuant to Section 3.1(a) through the last date of the Executive’s employment hereunder, the Executive shall continue to perform the normal duties of his employment hereunder (unless waived by the Company), and shall be entitled to receive, when due, all compensation and benefits applicable to the Executive hereunder.

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3.4.        All Payments. All payments made to the Executive upon the termination of the Executive’s employment are in lieu of all other termination or severance payments available at law or otherwise.

4.	SOLICITATION, TRADE SECRETS, ETC.

4.1.        Definitions. When used in this Section 4, the following terms shall have the meanings specified:

(a)          “Company” means Aerocare Holdings, Inc. and its subsidiaries.

(b)          “Confidential Information” means any data or information with respect to the business conducted by the Company, that is material to the Company’s business operations and is not generally known by the public, including business and trade secrets. To the extent consistent with the foregoing definition, Confidential Information includes, without limitation: (a) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of the Company, together with any specific and proprietary techniques utilized by the Company in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of the Company; (b) the business plans and financial statements, reports and projections of the Company; (c) research or development projects or results; (d) identities and addresses of consultants, customers, employees or clients or any other confidential information relating to or dealing with the business operations or activities of the Company; (e) information concerning trade secrets of the Company; and (f) information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of the Company, made known to the Executive or acquired by the Executive in the course of his employment at the Company. Confidential Information further includes all of the foregoing information that the Executive has learned in the past or learns in the future during the course of the Executive’s employment by the Company, whether or not such information is marked or otherwise designated as confidential. Confidential Information does not include any information that (a) is or becomes part of the public domain or is or becomes publicly available without breach of this Agreement by the Executive; (b) is lawfully acquired by the Executive from a source not under any obligation regarding the disclosure of such information; (c) is disclosed to any third party by or with the permission of the Company without confidentiality restrictions; or (d) is developed by an independent Person who has not received, directly or indirectly, any Confidential Information from the Executive, the Company or otherwise.

(c)          “Company Business” means the business engaged in by the Company during the Executive’s employment, including marketing, promoting, renting and selling the Company Products or providing related services.

(d)          "Company Products” means nebulizer, respiratory medication, oxygen delivery and related respiratory products and such other products sold, leased, rented or otherwise provided by the Company to customers of the Company during the Executive’s employment, or any such products for which, at the time of Executive’s termination, the Company has definite plans to sell, lease, rent or otherwise provide to customers of the Company.

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(e)          “Company Territory” means the 75 mile radius surrounding any of the Company’s operations in Florida, Nevada, Oklahoma, Texas, Georgia, Missouri, Colorado, Pennsylvania, Virginia, Arkansas, Kentucky, Mississippi and all other states in the United States in which the Company engages in the Company Business during Executive’s employment with the Company.

(f)          “Person” means an individual, firm, Company, partnership, limited liability company, joint venture, association, joint stock company, trust, or unincorporated organization, or a federal, state, city, municipal, or foreign government or an agency or political subdivision thereof, or any other type of entity or third party.

4.2.        Recitals.

(a)          The Company has and will grant the Executive access to and knowledge of the Company’s Confidential Information during the course of his employment with the Company. The Executive recognizes and acknowledges that the Confidential Information that he has and will acquire in the course of his employment is and will be utilized by the Company in all geographic areas in which the Company does business. Further, the Confidential Information will also be utilized in all geographic areas into which the Company expands its business. Thus, the Executive acknowledges that he would be a formidable competitor in all areas where the Company conducts business.

(b)          The Executive acknowledges that the Company Business is quite competitive and that it is difficult to establish relationships with customers. The Company has spent many years and invested significant money and other resources to develop its customer relationships. The Executive will have personal contact with the Company’s customers and develop personal knowledge of, and relationships with, the Company’s customers. The Company has developed and continues to develop long term relationships with its customers.

(c)          The Executive acknowledges that the restrictive covenants in this Agreement serve to protect the Company’s investment in its Confidential Information and in its relationship with its customers.

4.3.        Agreement Not-to-Compete. The Executive agrees that during the Restricted Period (as defined below), he shall not, directly or indirectly, (a) engage, directly or indirectly, whether as owner, officer, agent, principal, partner, employee, consultant, investor, lender or otherwise, in the Company Business in the Company Territory, either individually or in affiliation with any Person; or (b) be the holder of any outstanding loans to, or be the record or beneficial owner, directly or indirectly, of any security interests in or outstanding capital stock or voting securities (or obligations or securities convertible into capital stock or voting securities) of any Person that is engaged, directly or indirectly, in the Company Business in the Company Territory or that is a direct or indirect owner or affiliate of any other Person that is engaged, directly or indirectly, in the Company Business in the Company Territory; provided, however, that this Section 4.3 shall not prohibit the Executive from making direct or indirect passive investments in the capital stock of any publicly-traded company so long as such aggregate ownership interest does not exceed two percent (2%) of the total outstanding shares of capital stock of any such company. For purposes hereof, “Restricted Period” shall mean a period of 24 months following the termination of the Executive’s employment with the Company.

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4.4.        No Hiring. Independent of the foregoing provisions, the Executive agrees that, during the Restricted Period, the Executive will not in any manner hire, engage, retain or employ any person engaged or employed by the Company on the date of termination, or engaged or employed by the Company within the twenty four-month period prior to the date of termination (whether part-time or full-time and whether as an officer, employee, consultant (other than legal or accounting advisors), agent, adviser or independent contractor) (a “Company Employee”) (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any Person other than the Company. Upon termination of this Agreement, the Company shall prepare a schedule of the Company Employees.

4.5.        Non-Solicitation and Pirating of Customers.

(a)          Independent of the foregoing provisions, the Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, solicit the purchase of products or services in competition with Company Products (or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for a Prohibited Business which markets or solicits the sale of products or services in competition with Company Products) from any Person who was a customer of the Company at the time of the termination of this Agreement or at any time during the last three years of the Executive’s employment at the Company.

(b)          Independent of the foregoing provisions, the Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, market, sell or offer to sell products or services in competition with Company Products (or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for a Prohibited Business which markets, sells or offers to sell products or services in competition with Company Products) to any Person who was a customer of the Company at the time of the termination of this Agreement or at any time during the last three years of the Executive’s employment at the Company.

4.6.        No Interference with Suppliers. Independent of the foregoing provisions, the Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, interfere with, or induce or cause the termination of, the business relationship between the Company and any business which supplied goods or services to the Company at the time of the termination of this Agreement or at any time during the Executive’s employment with the Company.

4.7.        Confidential Information. This covenant is independent of, and in addition to, those set forth above.

(a)          Executive covenants and agrees that he will not, directly or indirectly, use, divulge, disclose or make available or accessible any Confidential Information to or for any Person other than the Company, unless at the specific direction of, and with the knowledge and written consent of, another officer of the Company. Nothing in this Agreement, however, shall prohibit the Executive from disclosing Confidential Information when required to do so pursuant to a valid subpoena. The Executive agrees that in the event he, or any Person with whom the Executive is affiliated or employed as an officer, employee, owner, consultant or agent of any kind, receives a subpoena that would require him to divulge, in whole or in part, Confidential Information, he will immediately contact the Company in order to allow the Company the opportunity to intervene if necessary to protect against the disclosure of Confidential Information.

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(b)          The Executive acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of the Company and that the Executive has and shall acquire no right, title or interest therein. Any and all printed, typed, written or other material that the Executive may have or obtain with respect to Confidential Information (including, without limitation, all copyrights therein) shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon termination of the Executive’s employment for any reason or upon request of the Company, be promptly delivered by the Executive to the Company. Any provision of this Agreement to the contrary notwithstanding, the Executive agrees that, following the termination of his employment for any reason, the Company may withhold all post-termination compensation and benefits until Executive returns to the Company any and all Company property or documents (originals and all copies), including but not limited to Confidential Information.

4.8.        Intellectual Property Rights.

(a)          The Executive hereby assigns to the Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which the Executive, solely or jointly, has conceived or reduced to practice, or conceives or reduces to practice, or causes to be conceived or reduced to practice, during the period of, and in the course of, the Executive’s employment with, the Company or which in any manner related to the business of the Company. All original works of authorship which are made by the Executive (solely or jointly with others) within the scope of, or during the Executive’s employment with, the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(b)          The Executive hereby waives all moral rights in all the said original works in favor of Company, its successors and assigns.

4.9.        Severability. The restrictive covenants in the various provisions of this Section 4 are separate and independent contractual provisions. The invalidity or unenforceability of any particular restrictive covenant or any other provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted

4.10.      Scope and Reasonableness.

(a)          The parties agree that it is not their intention to violate any public policy, rule of public order or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement is found by a court to be unenforceable, the parties authorize the court to amend or modify the provision to make it enforceable in the most restrictive fashion permitted by law.

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(b)          The Executive acknowledges that the restrictions contained in the foregoing Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from a court of competent jurisdiction (as agreed to below) preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other rights or remedies to which the Company may be entitled. If the Executive violates any of the restrictions contained in the foregoing Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8, the restrictive period shall not run in favor of the Executive from the time of the commencement of any such violation until such violation shall be cured by the Executive to the satisfaction of Company.

4.11.     Survival of Non-Competition and Confidentiality Agreements. Any provision of this Agreement to the contrary notwithstanding, if this Agreement is terminated for any reason, the provisions and covenants of this Section 4 shall nevertheless remain in full force and effect in accordance with their respective terms.

5.	RIGHT OF REPURCHASE.

(a)          In the event that the Executive’s employment with the Company is terminated pursuant to Section 3.2(a), Section 3.2(b), Section 3.2(d)(ii), Section 3.2(e) or Section 3.2(g), the Company, or such other party as the Company may designate, shall have the right (as described below) but not the obligation, to repurchase from the Executive any and all shares of Common Stock then held by the Executive (the “Shares”).

(b)          In the event that the Executive’s employment with the Company is terminated pursuant to Section 3.2(c), Section 3.2(d)(i) or Section 3.2(f), the Company, or such other party as the Company may designate, shall have the right (as described below), but not the obligation, to repurchase from the Executive the percentage of Shares then held by the Executive as follows:

Percentage of Shares Held by Executive at
Date of Termination of Employment	Time of Termination

on or before September 22, 2004	100%
on or before September 22, 2005	80%
on or before September 22, 2006	60%
on or before September 22, 2007	40%
on or before September 22, 2008	20%
anytime after September 22, 2008	0%

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(c)          Upon termination of the Executive’s employment with the Company for any reason whatsoever, the Company, or such other party as the Company may designate, shall have the right (as described below), but not the obligation, to repurchase from the Executive any and all shares of Common Stock issuable upon exercise of any “Pool-A” (time-vesting) options or “Pool -B” (performance-vesting) options granted to the Executive pursuant to the Company’s Stock Option Plan and any other options or rights to purchase Company Common Stock that may be owned by the Executive on the date of termination (collectively, the “Option Shares”).

(d)          This repurchase right shall be exercisable by the Company, or such other party as the Company may designate, by delivery of a repurchase notice to the Executive prior to the date which is, in the case of the Shares, no later than six months after the date of termination of the Executive’s employment with the Company for any reason, and, in the case of the Option Shares, no later than the later of (i) two months following exercise of the Option Shares and (ii) six months following the date of termination of employment. The Company shall have the option at any time prior to closing to terminate the exercise of its repurchase right hereunder and rescind its offer to purchase the Shares from the Executive contemplated by this Section 5.

(e)          The price payable to the Executive by the Company in connection with the Company’s purchase of any shares pursuant to this Section 5 shall be equal to the fair market value of such shares as mutually agreed in good faith by the Executive and the Company’s Board of Directors; provided, however, that in the event the Executive and the Company’s Board of Directors are unable to agree on a purchase price for the repurchase of such shares, they shall engage the services of a mutually agreed upon third party independent appraiser to value such shares, and the determination of such appraiser shall be final and binding on the parties. One-half of all fees and expenses of the third party appraiser shall be paid by the Executive and one-half of all fees and expenses of the third party appraiser shall be paid by the Company.

(f)          All sales to the Company and or its designee pursuant to this Section 5 shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day within 60 days after the Company’s (or its designee’s) delivery of a repurchase notice to the Executive or (ii) the fifth business day following the receipt of all regulatory approvals, if any (including, without limitation, the expiration or termination of all waiting periods under the HSR), applicable to such sales, or at such other time and/or place as the parties to such sales may agree. The delivery of certificates or other instruments evidencing such shares duly endorsed for transfer and accompanied by stock powers shall be made on such date against payment of the purchase price for such shares as provided in Section 5(g) below.

(g)          All shares to be purchased by the Company pursuant to Section 5(f) above may be paid for, at the Company’s option, by the Company in any combination of the following payments: (i) in cash at the date of delivery of certificates or other instruments evidencing the shares to be sold; (ii) by offsetting any amounts due to the Company from the Executive, or (iii) with a note bearing a maturity of not longer than two years and bearing an interest rate equal to the rate on U.S. Government treasury notes of comparable maturity on the date of issuance plus 100 basis points.

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6.	MISCELLANEOUS.

6.1.        Applicable Law and Choice of Venue. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflicts of law rules thereof. Further, the parties hereby consent to the exclusive jurisdiction of the Delaware Chancery Court for purposes of that court adjudicating any and all disputes involving the interpretation of this Agreement. In the event such an action is brought, the Company shall accept service of process through its Registered Agent, and the Executive shall accept service of process by a public or private process server, regardless of Executive’s location. Executive hereby waives any objection to the initiation of such an action based on either the Delaware Chancery Court having a lack of jurisdiction (personal or subject matter) or the ineffective service of process, as long as actual service on the Executive has been affected.

6.2.        Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

6.3.        Notices. Any notice or other communication required, permitted, or desirable hereunder shall be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed as follows:

If to Company:	Aerocare Holdings, Inc.
3325 Bartlett Boulevard
Orlando, FL 32811
Attention: Board of Directors
Telephone: (407) 206-0040
Fax: (407) 206-0010

with a copy to:

Ferrer Freeman & Company, LLC
10 Glenville Street
Greenwich, CT 06831
Attention: Thomas J. Flynn
Telephone: (203) 532-8011
Fax: (203) 532-8016

If to the Executive:	Joseph P. Russell
311 East Trotters Drive
Maitland, Florida 32751

or such other addresses as shall be furnished in writing by the parties. Any such notice or communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

6.4.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business.

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6.5.        Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

6.6.        Execution of Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission of an originally executed copy to be followed by immediate delivery of the original of such executed copy.

6.7.        Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

6.8.        Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Employment and Non-Competition Agreement as of the day and year first above written.

AEROCARE HOLDINGS, INC.

By:	/s/ Stephen P. Griggs
Stephen P. Griggs, Chairman, President and CEO

EXECUTIVE

/s/ Joseph P. Russell
Joseph P. Russell

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